UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
___________________________
 FORM 8-K
___________________________

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 27, 2012
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Silicon Graphics International Corp.
(Exact name of registrant as specified in its charter)
 ___________________________

Delaware	000-51333	32-0047154
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

 46600 Landing Parkway
Fremont, CA 94538
(Address of principal executive offices and zip code)
Registrant's telephone number, including area code: (510) 933-8300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Directors or Certain Officers

     On April 27, 2012, James Wheat resigned as Senior Vice President, Chief Financial Officer and Chief Accounting Officer of Silicon Graphics International Corp. (the “Company”) effective as of May 14, 2012. Mr. Wheat will remain with the Company until June 1, 2012 to assist with the transition. Mr. Wheat's resignation was for personal reasons and not related to any of the Company's operations, policies or practices.

Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On April 30, 2012, the Company appointed Robert J. Nikl, age 57, as Executive Vice President and Chief Financial Officer of the Company effective May 15, 2012. Mr. Nikl will also serve as the Company's Chief Accounting Officer.

Mr. Nikl served as Executive Vice President and Chief Financial Officer of Verigy Ltd. from June 2006 to October 2011. Verigy was acquired by Advantest Corporation in July 2011. Prior to Verigy, Mr. Nikl was Sr. Vice President and Chief Financial Officer of Asyst Technologies, Inc. from September 2004 to June 2006. Mr. Nikl previously held financial management positions at Solectron Corporation and Xerox Corporation and began his career in public accounting at KPMG Peat Marwick. Mr. Nikl is a certified public accountant with active licenses in California and New York and holds an MBA from the University of Connecticut as well as a Bachelor of Business Administration from Pace University in New York.

On April 30, 2012, the Company entered into an employment agreement (the “Agreement”) with Mr. Nikl. The Agreement provides that Mr. Nikl will receive an annual base salary of $350,000, subject to periodic review for increases. Mr. Nikl will be eligible to receive a quarterly target bonus of $56,875 based upon the Company's performance with respect to applicable performance targets as determined by the Compensation Committee (the “Compensation Committee”) of the Company's Board of Directors (the “Board”).

Mr. Nikl will receive (i) stock options to purchase 125,000 shares of the Company's common stock, with a per share exercise price equal to the closing price of the Common Stock on the grant date (expected to be on June 1, 2012), which will vest over four years subject to Mr. Nikl's continuous service to the Company, with 25% of the shares vesting upon completion of one year of continuous service and an additional 2.0833% vesting monthly thereafter subject to his continuous service, (ii) a restricted stock unit award of 60,000 shares, which will vest over four years, with 25% vesting upon completion of one year of continuous service and an additional 6.25% vesting quarterly thereafter subject to his continuous service, and (iii) a restricted stock unit award of 6,000 shares, which would vest fully upon completion of one year of continuous service.

Mr. Nikl will be eligible to participate in the standard employee benefit plans generally available to executive employees of the Company, including health insurance, life and disability insurance, Employee Stock Purchase Plan, 401(k) plan, and paid time off and paid holidays. The Company will also reimburse Mr. Nikl for his documented business expenses incurred in connection with his employment pursuant to the Company's standard reimbursement expense policy and practices.

Under the Agreement, either party may terminate Mr. Nikl's employment at any time. In the event that, within twelve months following a Change in Control of the Company, Mr. Nikl's employment is terminated by the Company without Cause, or by Mr. Nikl for Good Reason, he will be entitled to receive (i) full vesting of all equity awards upon the closing of the Change in Control, (ii) a severance payment equal to the sum of (a) twelve months base salary in effect at the time of the employment termination date, (b) the full amount of annual performance bonus at target, and (c) prorated performance bonus for time worked in the year in which the termination occurred, and (iii) COBRA health benefits for 12 months post-termination. Upon termination of Mr. Nikl's employment without Cause or for Good Reason, at any time other than within twelve months following a Change in Control, Mr. Nikl would be entitled to receive (i) acceleration of vesting of all equity awards in an amount equal to the number of shares that would vest over an additional 24 month period as if he had continued to be employed for such period; (ii) a severance payment equal to the sum of (a) twelve months base salary in effect at the time of the employment termination date, (b) the full amount of annual performance bonus at target, and (c) prorated performance bonus for time worked in the year in which the termination occurred, and (iii) COBRA health benefits for 12 months post-termination. Receipt of the above listed benefits upon termination of employment will require Mr. Nikl to sign a general release in favor of the Company.

The foregoing description of the Agreement is qualified in its entirety by reference to the full text of the Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein. Capitalized terms used herein without definition have the meanings given such terms in the Agreement.

Mr. Nikl is not a party to any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Exhibit Title

10.1	Employment Agreement Letter dated April 30, 2012 between the Company and Robert J. Nikl.
99.1	Press Release dated April 30, 2012 titled “SGI Announces New CFO Robert J. Nikl.”

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Silicon Graphics International Corp.
Dated: April 30, 2012	By:	/s/ Jennifer W. Pileggi
Jennifer W. Pileggi
Senior Vice President, General Counsel and Corporate Secretary